Exhibit 99.1

CORMEDIX INC. REPORTS fourth QUARTER and full year 2021 FINANCIAL RESULTS AND
PROVIDES BUSINESS UPDATE

Conference Call Scheduled for Today at 4:30 p.m. Eastern Time

Berkeley Heights, NJ – March 29, 2022 – CorMedix Inc. (Nasdaq: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, today announced financial results for the fourth quarter and full year ended December 31, 2021 and provided an update on recent business developments.

Recent Corporate Highlights:

●	CorMedix announced on March 28 that the resubmission of the DefenCath NDA has been accepted for filing by the FDA as a complete Class 2 response, with a six month review cycle. In addition, our third-party manufacturer was notified that FDA will conduct an inspection during the review period.

●	CorMedix announced on February 28 that the DefenCath NDA has been resubmitted to FDA in parallel with our third-party contract manufacturer submitting responses to the FDA regarding deficiencies identified at the manufacturing facility previously.

●	Joseph Todisco was appointed as Chief Executive Officer by the CorMedix Board of Directors and expected to begin on or before May 16. Joe brings significant leadership and commercial operations experience, most recently serving as Chief Commercial Officer of Amneal’s Specialty business.

●	Cash and short-term investments, excluding restricted cash, at December 31, 2021 amounted to $65.5 million.

Dr. Matt David, CorMedix interim CEO, commented, “We are very pleased to share the updates this week regarding the FDA acceptance for filing of our DefenCath resubmission. The CorMedix team is working hard as we continue to lay the groundwork for a potential commercial launch of DefenCath following its anticipated approval. Catheter related bloodstream infections are a frequent occurrence in patients receiving hemodialysis via central venous catheters and are associated with significant morbidity and mortality. We look forward to providing updates as we aim to deliver on our commitment to these patients.”

4th Quarter 2021 Financial Highlights

For the fourth quarter of 2021, CorMedix recorded a net loss of $7.8 million, or $0.20 per share, compared with a net loss of $6.1 million, or $0.19 per share, in the fourth quarter of 2020. The increase in net loss in the fourth quarter of 2021 compared with 2020 was primarily driven by increases in costs related to the manufacturing of DefenCath prior to its potential marketing approval and non-cash charges for stock-based compensation. Operating expenses during the fourth quarter of 2021 were $7.8 million, compared with $6.1 million in the fourth quarter of 2020, an increase of approximately $1.7 million.

Full Year 2021 Financial Highlights

For the year ended December 31, 2021, CorMedix recorded a net loss of $28.2 million, or $0.75 per share, compared with a net loss during the year ended December 31, 2020 of $22.0 million, or $0.77 per share. The increase in net loss was driven primarily by increases in operating expenses.

Operating expenses during the year ended December 31, 2021 amounted to $29.5 million compared with $27.3 million during the comparable period in 2020, an increase of $2.2 million, or 8%, due to a 18% increase in SG&A expense, offset by a 2% decrease in R&D expense.

Total cash on hand and short-term investments as of December 31, 2021 amounted to $65.5 million, excluding restricted cash of $0.2 million. Including approximately $3.0 million in net proceeds from ATM issuances during 1Q of 2022, CorMedix has December 31, 2021 pro forma cash and equivalents and short-term investments of $68.5 million. The Company believes that it has sufficient resources to fund operations through the first half of 2023.

Conference Call Information

The management team of CorMedix will host a conference call and webcast today, March 29, 2022, at 4:30 PM Eastern Time, to discuss recent corporate developments and financial results. Call details and dial-in information is as follows:

Tuesday, March 29th @ 4:30pm ET
Domestic: 1-877-423-9813
International: 1-201-689-8573
Conference ID: 13727363
Webcast: Webcast Link

About CorMedix

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory diseases. The company is focused on developing its lead product DefenCath™, a novel, antibacterial and antifungal solution designed to prevent costly and life-threatening bloodstream infections associated with the use of central venous catheters in patients undergoing chronic hemodialysis. DefenCath has been designated by FDA as Fast Track and as a Qualified Infectious Disease Product (QIDP), and the original New Drug Application (NDA) received priority review in recognition of its potential to address an unmet medical need. QIDP provides for an additional five years of marketing exclusivity, which will be added to the five years granted to a New Chemical Entity upon approval of the NDA. CorMedix also committed to conducting a clinical study in pediatric patients using a central venous catheter for hemodialysis when the NDA is approved, which will add an additional six months of marketing exclusivity when the study is completed. The company received a Complete Response Letter from FDA stating that the original NDA could not be approved until satisfactory resolution of deficiencies at the contract manufacturing facility, including in-process controls for the filling operation. We believe the deficiencies have been addressed in the resubmitted NDA that has been accepted for filing by FDA. CorMedix also intends to develop DefenCath as a catheter lock solution for use in other patient populations. It is leveraging its taurolidine technology to develop a pipeline of antimicrobial medical devices, with programs in surgical sutures and meshes, and topical hydrogels. The Company is also working with top-tier researchers to develop taurolidine-based therapies for rare pediatric cancers. Neutrolin® is CE Marked and marketed in Europe and other territories as a medical device. For more information, visit: www.cormedix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the results of our discussions with the FDA regarding the DefenCath development path for marketing authorization; the resources needed to secure approval of the new drug application for DefenCath from the FDA; our ability to address the deficiencies identified at our CMO in connection with the manufacture of DefenCath; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on current, planned or future research, including the continued development of DefenCath/Neutrolin and research for additional uses for taurolidine; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; preclinical results are not indicative of success in clinical trials and might not be replicated in any subsequent studies or trials; and the ability to retain and hire necessary personnel to staff our operations appropriately. We continue to assess to what extent the uncertainty surrounding the Coronavirus pandemic may impact our business and operations. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:

Dan Ferry
Managing Director
LifeSci Advisors
(617) 430-7576

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CORMEDIX INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME (LOSS)

(Audited)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2021	2020	2021	2020
Revenue:
Net sales	$56,397	$55,713	$190,936	$239,231
Cost of sales	(48,007)	(57,233)	(148,938)	(204,846)
Gross profit (loss)	8,390	(1,520)	41,998	34,385
Operating Expenses:
Research and development	(3,235,219)	(2,294,430)	(13,132,982)	(13,377,193)
Selling, general and administrative	(4,553,092)	(3,788,690)	(16,346,601)	(13,877,944)
Total Operating Expenses	(7,788,311)	(6,083,120)	(29,479,583)	(27,255,137)
Income (loss) From Operations	(7,779,921)	(6,084,640)	(29,437,585)	(27,220,752)
Other Income (Expense):
Interest income	4,367	2,940	14,403	116,065
Foreign exchange transaction (loss) gain	(10,055)	76	(21,287)	(59,165)
Interest expense	(5,378)	(5,322)	(15,943)	(33,226)
Total Other (Expense) Income	(11,066)	(2,306)	(22,827)	23,674
Net Loss Before Income Taxes	(7,790,987)	(6,086,946)	(29,460,412)	(27,197,078)
Tax benefit	-	-	1,250,186	5,169,395
Net Loss	(7,790,987)	(6,086,946)	(28,210,226)	(22,027,683)
Other Comprehensive (Loss) Income	(8,372)	2,347	(14,876)	4,749
Comprehensive Loss	$(7,799,359)	$(6,084,599)	$(28,225,102)	$(22,022,934)
Net Income (Loss) Per Common Share – Basic and Diluted	$(0.20)	$(0.19)	$(0.75)	$(0.77)
Weighted Average Common Shares Outstanding – Basic and Diluted	38,113,514	32,402,336	37,666,081	28,561,963

CORMEDIX INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Audited)

	December 31,	December 31,
	2021	2020

ASSETS
Cash, cash equivalents and restricted cash	$53,551,277	$42,096,783
Short-term investments	$12,149,003	$4,444,072
Total Assets	$68,945,576	$49,308,303

Total Liabilities	$6,147,509	$5,085,291
Accumulated deficit	$(245,659,081)	$(217,448,855)
Total Stockholders’ Equity	$62,798,067	$44,223,012

CORMEDIX INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Audited)

	Years Ended December 31,
	2021	2020

Cash Flows From Operating Activities:
Net loss	$(28,210,226)	$(22,027,683)
Net cash used in operating activities	(21,155,223)	(21,967,638)
Cash Flows Used In Investing Activities:
Net cash (provided by) used in investing activities	(9,134,915)	7,426,176
Cash Flows From Financing Activities:
Net cash provided by financing activities	41,757,551	40,099,866
Foreign exchange effects on cash	(12,919)	13,192
Net Increase (Decrease) in Cash and Cash Equivalents	11,454,494	25,571,596
Cash and Cash Equivalents and Restricted Cash - Beginning of Period	42,096,783	16,525,187
Cash -and Cash Equivalents and Restricted Cash - End of Period	$53,551,277	$42,096,783